EXHIBIT 99.1

Press Release

For Immediate Release

Contact: Bruce Walsh, Senior Vice-President and Chief Financial Officer

(401) 847-5500

Newport Bancorp, Inc. Reports Results for Fourth Quarter and Year-End of 2011.

Newport, Rhode Island, January 27, 2012. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank”), today announced earnings for the quarter and year ended December 31, 2011. For the quarter ended December 31, 2011, the Company reported net income of $432,000, or $0.13 per share (basic and diluted), compared to net income of $787,000, or $0.24 per share (basic and diluted), for the quarter ended December 31, 2010. For the year ended December 31, 2011, the Company reported net income of $1.5 million, or $0.44 per share (basic and diluted), compared to net income of $1.8 million, or $0.52 per share (basic and diluted) for the year ended December 31, 2010.

During the year ended December 31, 2011, the Company’s assets increased by $4.2 million, or 0.9%, to $453.9 million. The increase in assets was concentrated in cash and cash equivalents, which increased by $21.7 million, or 231.5%, offset in part by a $10.8 million, or 23.0%, decrease in securities and a $7.6 million, or 2.1%, decrease in net loans. The increase in cash and cash equivalents is due to principal payments received on mortgage-backed securities and an increase in deposits. The loan portfolio decrease was attributable to decreases in multi-family mortgages (a decrease of $4.3 million, or 18.9%), home equity loans and lines (a decrease of $3.5 million, or 15.2%), commercial mortgages (a decrease of $3.3 million, or 3.2%) and commercial loans (a decrease of $522,000, or 31.9%), partially offset by increases in residential mortgages (an increase of $3.9 million, or 1.9%) and construction loans (an increase of $68,000, or 1.4%).

Deposit balances increased by $3.7 million, or 1.4%. The increase in deposits occurred in NOW/Demand accounts (an increase of $3.2 million, or 2.9%), savings accounts (an increase of $2.4 million, or 8.1%) and time deposit accounts (an increase of $863,000, or 1.2%), partially offset by a decrease in money market accounts (a decrease of $2.8 million, or 5.4%).

Total stockholders’ equity at December 31, 2011 was $51.7 million compared to $49.7 million at December 31, 2010. The increase was primarily attributable to net income and stock-based compensation credits.

Net interest income decreased to $3.7 million for the quarter ended December 31, 2011 from $3.9 million for the quarter ended December 31, 2010 a decrease of 6.4%. Net interest income for the year ended December 31, 2011 was $14.9 million, compared to $15.2 million for the year ended December 31, 2010, a decrease of 1.4%. The decrease in net interest income during the 2011 periods was primarily due to a decrease in the interest earned on loans and securities, partially offset by a decrease in the expense from deposits and borrowings.

As a result of the continued low interest rate environment in 2011, the cost of interest-bearing liabilities decreased to 1.76% in 2011 from 2.03% in 2010, a decrease of 27 basis points. The average balance of interest-bearing deposits decreased in 2011 from 2010 by $2.0 million, or 0.9%, and the average cost of interest-bearing deposits decreased by 33 basis points, resulting in a $770,000 decrease in interest expense on such deposits. The average balance of interest-earning assets decreased by $2.2 million in 2011, compared to 2010, as the average yield on interest-earning assets decreased by 28 basis points to 5.25% from 5.53%. The Company’s interest rate spread was 3.49% and 3.50% for the year ended December 31, 2011 and December 31, 2010, respectively.

Non-performing assets totaled $2.7 million, or 0.61% of total assets, at December 31, 2011, compared to $208,000, or 0.05% of total assets, at December 31, 2010. Non-performing assets at December 31, 2011 consisted of two residential real estate mortgage loans totaling $1.0 million, one $858,000 multi-family real estate mortgage loan and $839,000 of foreclosed real estate. Net charge-offs for the quarter ended December 31, 2011 and December 31, 2010 totaled $51,000 and $4,000, respectively. Net charge-offs for the years ended December 31, 2011 and 2010 were $1.1 million and $751,000, respectively. The loan loss provision for the fourth quarter of 2011 was $92,000, compared to $175,000 for the fourth quarter of 2010. The loan loss provision for the years ended December 31, 2011 and December 31, 2010 was $1.1 million and $956,000, respectively. Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The 2011 provision increased compared to the 2010 provision due to an increase in problem loans and charge-offs, partially offset by a decrease in the loan portfolio.

Non-interest income for the fourth quarter of 2011 totaled $577,000, a decrease of $57,000, or 9.0%, compared to the fourth quarter of 2010. For the year ended December 31, 2011, non-interest income totaled $2.4 million, an increase of $203,000, or 9.3%, compared to the year ended December 31, 2010. The increase in non-interest income between the two years is primarily due to the $61,000 increase in fees earned on checking accounts and no loss on sales of securities available for sale recorded in 2011, as compared to the $121,000 net realized loss on sales of securities available for sale recorded in 2010. The loss on sales of securities available for sale in 2010 was due to the sale of the Bank’s entire holdings in one mutual fund, which resulted in a $267,000 realized loss, partially offset by gains on sales of other securities available for sale.

Total non-interest expenses increased to $3.5 million for the quarter ended December 31, 2011 from $3.3 million for the quarter ended December 31, 2010, an increase of 5.8%. The increase between periods is attributable to an increase in salaries and employee benefits, occupancy and equipment, data processing fees, foreclosed real estate and other general and administrative expenses, partially offset by a decrease in professional fees, marketing costs and FDIC insurance costs. For the year ended December 31, 2011, non-interest expenses totaled $14.0 million, an increase of 2.0%, compared to the year ended December 31, 2010. The increase between the two years is attributable to an increase in salaries and employee benefits, occupancy and equipment expense, data processing fees, professional fees, foreclosed real estate and other general and administrative costs, offset by decreases in marketing fees and FDIC insurance costs. The increase in salaries and benefits is primarily due to an increase in retirement and health benefit costs, partially offset by a reduction in the stock-based compensation expense associated with option grants and restricted stock awards. The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in 2010 compared to 2011. The increase in occupancy and equipment expense and data processing fees is due to the overall increase in operating costs and an increase in depreciation expense in 2011 as a result of a relocation of an existing branch in the beginning of 2011. The increase in the foreclosed real estate expense is a result of an overall increase in foreclosed real estate assets. The decrease in marketing costs is a result of management’s decision to reduce marketing expenditures in 2011. The decrease in FDIC insurance was a result of the FDIC ruling that changed its assessment system for deposit insurance coverage from one based on domestic deposits to one based on consolidated total assets less tangible equity and revised the assessment rate schedule. This ruling, effective for the quarter ended June 30, 2011, resulted in a lower expense in deposit insurance coverage in the year and quarter ended December 31, 2011 compared to the year and quarter ended December 31, 2010.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2011	2010
	(Unaudited) (Dollars in thousands, except per share data)

Cash and due from banks	$19,739	$8,194
Short-term investments	11,335	1,181
Cash and cash equivalents	31,074	9,375

Securities held to maturity, at amortized cost	36,220	47,021
Federal Home Loan Bank stock, at cost	5,730	5,730
Loans	352,201	359,721
Allowance for loan losses	(3,709)	(3,672)
Loans, net	348,492	356,049
Premises and equipment	14,706	14,477
Accrued interest receivable	1,268	1,413
Net deferred tax asset	2,809	2,600
Bank-owned life insurance	11,088	10,705
Foreclosed real estate	839	100
Prepaid FDIC insurance	734	1,052
Other assets	949	1,163
Total assets	$453,909	$449,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$264,769	$261,050
Short-term borrowings	—	3,000
Long-term borrowings	133,696	132,236
Accrued expenses and other liabilities	3,790	3,696
Total liabilities	402,255	399,982

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,282	50,435
Retained earnings	20,282	18,832
Unearned compensation (272,786 and 338,030 shares at
December 31, 2011 and December 31, 2010, respectively)	(2,413)	(2,864)
Treasury stock, at cost (1,371,943 shares and 1,389,572 shares
at December 31, 2011 and December 31, 2010, respectively)	(16,546)	(16,749)
Total stockholders’ equity	51,654	49,703
Total liabilities and stockholders’ equity	$453,909	$449,685

NEWPORT BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$4,661	$5,043	$19,176	$20,100
Securities	471	539	2,041	2,383
Other interest-earning assets	17	7	48	23
Total interest and dividend income	5,149	5,589	21,265	22,506

Interest expense:
Deposits	360	542	1,750	2,520
Short-term borrowings	—	2	3	2
Long-term borrowings	1,139	1,146	4,578	4,832
Total interest expense	1,499	1,690	6,331	7,354

Net interest income	3,650	3,899	14,934	15,152
Provision for loan losses	92	175	1,121	956

Net interest income, after provision for loan losses	3,558	3,724	13,813	14,196

Non-interest income:
Customer service fees	462	471	1,929	1,868
Net gain (loss) on sales of securities available for sale	—	67	—	(121)
Bank-owned life insurance	97	84	383	387
Miscellaneous	18	12	74	49
Total non-interest income	577	634	2,386	2,183

Non-interest expenses:
Salaries and employee benefits	1,974	1,860	7,699	7,651
Occupancy and equipment	538	450	2,185	1,873
Data processing	397	383	1,564	1,503
Professional fees	102	106	535	458
Marketing	181	204	711	959
Foreclosed real estate	75	5	182	64
FDIC Insurance	17	113	343	459
Other general and administrative	185	157	748	720
Total non-interest expenses	3,469	3,278	13,967	13,687

Income before income taxes	666	1,080	2,232	2,692

Provision for income taxes	234	293	782	892

Net income	$432	$787	$1,450	$1,800

Weighted-average shares outstanding:
Basic	3,317,328	3,302,114	3,315,369	3,458,212
Diluted	3,317,328	3,302,114	3,329,082	3,458,212

Earnings per share:
Basic	$0.13	$0.24	$0.44	$0.52
Diluted	$0.13	$0.24	$0.44	$0.52